Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, TX 77046
Contact:	Mark Stockard Director, Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE GP HOLDINGS L.P. REPORTS 2010 SECOND QUARTER RESULTS
AND INCREASES QUARTERLY CASH DISTRIBUTION
HOUSTON, August 6, 2010 — Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today reported net income attributable to BGH for the second quarter of 2010 of $11.5 million, or $0.41 per common unit, compared to net income of $9.8 million, or $0.35 per common unit, for the second quarter of 2009. BGH recorded operating income of $71.9 million for the second quarter of 2010, compared to an operating loss of $35.4 million for the second quarter of 2009. The operating loss in the second quarter of 2009 was primarily the result of special charges of $100.6 million recorded by Buckeye Partners, L.P. (“Buckeye”) to recognize an asset impairment and expenses related to organizational restructuring.
BGH owns Buckeye GP LLC, which owns the general partner interest and incentive distribution rights associated with Buckeye, and reports its financial results on a consolidated basis inclusive of the financial results of Buckeye. BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries through its ownership of Buckeye GP LLC.
The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.45 per common unit, or $1.80 per common unit on an annualized basis, payable on August 31, 2010 to unitholders of record on August 16, 2010. This cash distribution represents an increase in the quarterly distribution rate of 4.7 percent compared to the most recent cash distribution of $0.43 paid in May 2010 and an increase of 21.6 percent compared to the quarterly cash distribution of $0.37 paid with respect to the second quarter of 2009.
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BGH — 2010 Second Quarter Earnings	Page 2
“Various factors, including acquisition growth in 2009, our best practices initiative, and positive market trends, have led to strong second quarter financial results at Buckeye that support another increase in the quarterly cash distributions payable to the unitholders of BGH,” said Forrest E. Wylie, Chairman and CEO of BGH’s general partner. “As we see signs of improving economic conditions, we remain optimistic that the underlying cash flow from Buckeye will continue to support growth in cash flow to BGH.”
BGH will host a conference call with members of executive management on Friday, August 6, 2010, at 10 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=70736 10 minutes prior to its start. Interested parties may participate in the call by dialing 800-766-6630. A replay will be archived and available at this link until September 6, 2010, and the replay may also be accessed by dialing 800-408-3053 and entering passcode 1463261.
Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., which owns 100 percent of the incentive distribution rights in Buckeye Partners, L.P. Buckeye GP Holdings L.P. also indirectly owns the general partner interests in certain operating subsidiaries of Buckeye Partners, L.P. More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com. More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye, (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes. Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to (1) terrorism, adverse weather conditions, environmental releases, and natural disasters, (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand, (3) adverse regional or national economic conditions or adverse capital market conditions, (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells, (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets, (6) volatility in the price of refined petroleum products and the value of natural gas storage

BGH — 2010 Second Quarter Earnings	Page 3
services, (7) nonpayment or nonperformance by Buckeye’s customers, (8) Buckeye’s ability to realize the efficiencies expected to result from its previously announced reorganization, and (9) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies. You should read our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue:
Product sales	$501,744	$201,777	$1,069,914	$470,556
Transportation and other services	165,532	149,443	328,536	297,504

Total revenue	667,276	351,220	1,398,450	768,060

Costs and expenses:
Cost of product sales and natural gas storage services	498,645	193,440	1,068,382	444,116
Operating expenses	68,769	68,842	135,352	142,742
Depreciation and amortization	14,669	13,559	29,197	26,923
Asset impairment expense	—	72,540	—	72,540
General and administrative	13,254	10,158	24,089	20,193
Reorganization expense	—	28,113	—	28,113

Total costs and expenses	595,337	386,652	1,257,020	734,627

Operating income (loss)	71,939	(35,432)	141,430	33,433

Other income (expense):
Investment income	85	142	240	294
Interest and debt expense	(21,350)	(16,236)	(43,006)	(33,639)

Total other expense	(21,265)	(16,094)	(42,766)	(33,345)

Income (loss) before earnings from equity investments	50,674	(51,526)	98,664	88
Earnings from equity investments	2,764	3,142	5,416	5,224

Net income (loss)	53,438	(48,384)	104,080	5,312
Less: net income attributable to noncontrolling interests	(41,931)	58,156	(81,303)	14,609

Net income attributable to Buckeye GP Holdings L.P.	$11,507	$9,772	$22,777	$19,921

Earnings per partnership unit:
Diluted	$0.41	$0.35	$0.80	$0.70

Weighted average number of common units outstanding:
Diluted	28,300	28,300	28,300	28,300